Exhibit 99

FOR IMMEDIATE RELEASE

ATC Contact: Brad Singer

Chief Financial Officer

Telephone: (617) 375-7500

VERESTAR, INC. TO REORGANIZE

Boston, Massachusetts – December 23, 2003– American Tower Corporation (NYSE: AMT) today announced that its subsidiary, Verestar, Inc., has filed for protection under Chapter 11 of the federal bankruptcy laws. Verestar is in the business of providing satellite and fiber network communications access for governmental and corporate customers, and has been operated as a stand-alone business. Verestar was designated by American Tower as a discontinued operation in December 2002, and has been reported as such for financial statement purposes since that date. The net assets of American Tower’s investment in Verestar were zero as of September 30, 2003.

American Tower does not anticipate the bankruptcy filing by Verestar will have any material adverse effect upon American Tower’s business. In addition, because of Verestar’s designation as an unrestricted subsidiary under American Tower’s debt agreements, the Verestar bankruptcy filing should not have any material adverse consequences under American Tower’s credit agreement and indentures.

Should Verestar fail to honor its contractual obligations by reason of its bankruptcy filing or otherwise, claims may be made against American Tower for breaches by Verestar of those contracts as to which American Tower is primarily or secondarily liable. Consistent with its prior public disclosures regarding Verestar, American Tower expects that its liability with respect to such claims will not exceed $10 million.

The previously announced agreement to sell a controlling interest in Verestar by the end of 2003 was terminated on December 22, 2003. American Tower expects that Verestar will continue to negotiate with this buyer and seek to maximize the value of its assets for the benefit of its creditors through a bankruptcy court approved sale. American Tower believes it is a substantial creditor of Verestar and will be entitled to receive distributions on account of its claims in Verestar’s bankruptcy case.

This press release contains “forward-looking statements” concerning our beliefs and expectations regarding the consequences to American Tower of the Verestar bankruptcy filing. Actual consequences may differ materially from those indicated in our forward-looking statements as a result of several important factors, including: (i) the outcome of complex litigation (including those claims which may be asserted against American Tower by Verestar’s bankruptcy estate) cannot be predicted with certainty and is dependent upon many factors beyond the control of American Tower; (ii) Verestar’s bankruptcy estate may seek to hold American Tower liable for certain transfers made by Verestar to American Tower and/or for Verestar’s obligations to such creditors under various equitable theories recognized under bankruptcy law, and such liabilities could be material; (iii) American Tower will incur additional costs in connection with its involvement in the reorganization or liquidation of Verestar’s business, and such costs could be material; and (iv) the Verestar bankruptcy process could distract American Tower’s management from its core leasing business. For other important factors that may cause actual consequences to differ materially from those indicated in our forward-looking statements, we refer you to the information under the caption entitled “Business Factors That May Affect Future Results”, and in particular the risk factor entitled “If we are unable to sell our Verestar subsidiary, we may incur additional costs if we have to wind down and liquidate this business” in our Form 10-Q for the quarter ended September 30, 2003, which we incorporate herein by reference. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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